WEAVER & MARTIN

March 3, 2008

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Change in Certifying Accountant

Ladies and Gentlemen:

The firm of Weaver & Martin, LLC was previously principal accountant for Genesis Holdings, Inc. (the *"Company"*) and reported on the financial statements of the Company for the year ended December 31, 2006 and 2005. On March 3, 2008, we were notified that we were dismissed by the Company as principal accountants. We have read the Company's statements included under Item 4 of its Form 8-K dated March 4, 2008, and we agree with such statements.

Very truly yours,

Weaver & Martin LLC

Dan L. Weaver, C.P.A.
For the Firm

Certified Public Accountants & Consultants
411 Valentine, Suite 300
Kansas City, Missouri 64111
Phone: (816) 756-5525
Fax: (816) 756-2252